Exhibit 99.1
April 22, 2008
Dear Shareholders (and friends) of AssuranceAmerica,
Our March Carrier/MGA Revenue was up slightly by 3%, while Gross Premium produced was off 12%. The non-standard industry sector is off across the board, and our company is no exception. Losses on claims have increased in the 1st Quarter, making less favorable earnings from the MGA/Carrier.
Retail revenues were down 10% from March 2007, and the impact of Florida’s construction downturn along with the tightening of immigrants’ ability to obtain an auto tag continues to be a drag on our branches. Much more in updates will be available at our Annual Shareholders Meeting at our company headquarters at 5500 Interstate North Parkway, Suite 600, so plan to attend this Thursday, April 24 at 11:15 am. We hope you will also stay for the Low Country BBQ lunch afterwards.
Following is our report on March’s results.

	March (Unaudited)
	Current Month			Year To Date
	2008	2007	Change	2008	2007	Change
	(In $1,000)%			(In $1,000)%

• Gross Premiums Produced[1]*	$12,931	$13,491	(4)%	$42,351	$42,137	1%
• MGA/Carrier Gross Premiums Produced [1,2]	$8,617	$9,826	(12)%	$29,700	$29,950	(1)%
• MGA/Carrier Revenues [2]	$4,820	$4,694	3%	$14,875	$13,262	12%
• Retail Agencies Gross Premium Produced [1,2] *	$6,290	$6,427	(2)%	$19,710	$20,673	(5)%
• Retail Agencies Group Revenues [2] *	$955	$1,064	(10)%	$3,120	$3,438	(9)%
• Company Revenues*	$5,428	$5,259	3%	$16,762	$15,168	11%
• Company Pre-Tax Income before stock option*	$(78)	$441	(118)%	$631	$1,273	(50)%
• Company Pre-Tax Income*	$(24)	$378	(106)%	$609	$1,146	(47)%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
To follow your stock and read the full text of our most recent press releases, we suggest you go to http://finance.yahoo.com, symbol ASAM.OB.
As always, we appreciate your continued support and interest in AssuranceAmerica Corporation.
Sincerely,

/s/ Guy W. Millner	/s/ Lawrence (Bud) Stumbaugh

Guy W. Millner	Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.